Exhibit 99.1
Cloudera Completes $500 Million Term Loan and Repurchases 26 Million Shares

SANTA CLARA, Calif., December 23, 2020 — Cloudera, Inc. (NYSE: CLDR), the enterprise data cloud company, today announced the successful completion of a covenant lite, $500 million senior secured term loan (the “Term Loan B”) and the repurchase of all shares of Cloudera common stock held by Intel Corporation (“Intel”).

"We completed two important transactions this week with the closing of a $500 million debt issuance and the repurchase of Intel's stake in the company for $314 million," said Rob Bearden, chief executive officer, Cloudera. "We are very pleased that we were able to immediately put to work a significant portion of our recently announced $500 million share repurchase authorization at an attractive price. Buying back Intel's position enables us to retire more than 26 million shares of Cloudera common stock outstanding. Also, the strength of our business and current debt market conditions allowed us to achieve loan terms far more favorable than we had expected, making these events even more impactful on our capital structure while preserving substantial balance sheet flexibility."

The Term Loan B has a 7-year tenor and will bear interest at LIBOR plus 250 bps. The proceeds are intended for general corporate purposes and share repurchases.

Citigroup Global Markets Inc. served as left lead arranger and joint bookrunner together with Bank of America, N.A., J.P. Morgan Securities LLC, and Morgan Stanley serving as joint lead arrangers and joint bookrunners. Citibank N.A. will serve as administrative agent and collateral agent. Latham & Watkins LLP acted as legal counsel to Cloudera. Cravath, Swaine & Moore LLP acted as legal counsel to the arrangers.

In addition, Cloudera repurchased approximately 26 million shares of its common stock held by Intel at a per share price of $12.05, or $314.1 million total. After this transaction, Intel owns no shares of Cloudera common stock. There are no changes to the existing commercial or partner relationship with Intel.

About Cloudera

At Cloudera, we believe that data can make what is impossible today, possible tomorrow. We empower people to transform complex data into clear and actionable insights. Cloudera delivers an enterprise data cloud for any data, anywhere, from the Edge to AI. Powered by the relentless innovation of the open source community, Cloudera advances digital transformation for the world's largest enterprises. Learn more at cloudera.com.

Cloudera and associated marks are trademarks or registered trademarks of Cloudera, Inc. All other company and product names may be trademarks of their respective owners.

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Press Contact:
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Cloudera
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Cloudera
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